Exhibit 99.1

Palo Alto Networks Adds Stanley J. Meresman to its Board

Santa Clara, Calif., September 22, 2014 – Palo Alto Networks® (NYSE: PANW), the leader in enterprise security, today announced it has added Stanley J. Meresman to its board of directors and audit committee.

Mr. Meresman, who qualifies as an “audit committee financial expert” under SEC guidelines, brings a wealth of valuable experience cultivated during current and previous positions on a number of public and private companies’ boards. He currently sits on the board of directors and is chair of the audit committee for both LinkedIn and Zynga.

His career history includes board seats with Riverbed Technologies, Meru Networks and Polycom, as well as senior executive roles at several global technology companies like Silicon Graphics, where he was a senior vice president and CFO, and Cypress Semiconductor, where he was vice president of finance and administration and CFO.

QUOTES

•	“We are very pleased to welcome Stan to our board; he has an impressive track record working with other fast growing companies like Palo Alto Networks and his comprehensive financial and corporate governance expertise can provide excellent perspective as we continue to scale our business globally.”

–	Mark McLaughlin, CEO, President and Chairman of the Board, Palo Alto Networks

•	“The rapid rise to leadership in enterprise security is a testament to disruptive technology and excellent leadership at Palo Alto Networks. I look forward to working with the existing board and management team. I’m excited to offer my experience and perspective on further scaling the business and realizing the full power of the company’s unique hybrid SaaS business model.”

–	Stanley J. Meresman, Board of Directors, Palo Alto Networks

To learn more about Palo Alto Networks, visit: www.paloaltonetworks.com.

About Palo Alto Networks

Palo Alto Networks is leading a new era in cybersecurity by protecting thousands of enterprise, government, and service provider networks from cyber threats. Unlike fragmented legacy products, our security platform safely enables business operations and delivers protection based on what matters most in today’s dynamic computing environments: applications, users, and content. Find out more at www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks Logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contacts:

Jennifer Jasper Smith

Head of Corporate Communications

Palo Alto Networks

jjsmith@paloaltonetworks.com

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